       1 (Exhibit 7.1)

                          STOCK PURCHASE AGREEMENT
                            WITH PROMISSORY NOTE

     This STOCK PURCHASE AGREEMENT WITH PROMISSORY NOTE (hereinafter referred to as the "Agreement") is entered into as of this 22nd day of March, 2002, by and between InterNatural Pharmaceuticals, Inc., a Nevada corporation (the "Buyer" or "Investor"); Coslabs, Ltd., H. Bana Ltd., and Overland Food Co. (collectively the "Seller" or "Majority Shareholders Group") who are owners of shares of common stock of Neurochemical Research Corp., a Tennessee corporation (the "Company').

                                WITNESSETH:

     WHEREAS, Neurochemical Research Corp. is a Tennessee corporation with authorized capital stock of 100,000,000 shares of common stock at $0.001 par value.

     WHEREAS, Seller owns 7,390,000 shares of common stock of Company (hereinafter referred to as "Shares"), broken down as follows:

     Coslabs, Ltd. (4,140,000 common shares)
     H. Bana Ltd. (2,000,000 common shares)
     Overland Food Co. (1,250,000 common shares)

     WHEREAS, Buyer desires to purchase the Shares from Seller, being 73.44% of the total issued and outstanding shares of common stock of COMPANY.

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares pursuant to this Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants, promises, representations and warranties contained herein, the parties hereto agree, as follows:

                                ARTICLE I
                                PURCHASE

     1.1 Purchase of Stock by Buyer. Buyer will purchase from Majority Shareholder Group 7,390,000 shares of the Company's common stock, or approximately 73.44% of the 10,062,234 total issued and outstanding shares of common stock of the Company (the "Shares") for a total consideration of $225,000.00, or $ 0.0304465 per share ("Purchase Price").

       2 (Exhibit 7.1)

                                ARTICLE II
                              CONSIDERATION

     2.1 Purchase Price and Stock Ownership. At the Closing Date (as defined in Article VII hereof), in accordance with the provisions of this Agreement and applicable law, Seller agrees to sell to Buyer 7,390,000 shares of common stock of COMPANY (the "Shares"), which shall be approximately 73.44% of the 10,062,234 total issued and outstanding shares of common stock of the Company. In consideration for the Shares, Buyer will pay the amount of $225,000 ($ 0.0304465 per share) ("Cash Consideration") and issue to Majority Shareholder Group, pro rata, 2,000,000 shares of post 5:1 forward split unissued common stock of Buyer ("Stock Consideration"). The Cash Consideration as set forth herein and all amounts payable hereunder shall be in United States currency.

     2.3 The Majority Shareholders Group shall cause the Board of Directors of the Company to approve a Stock Exchange Agreement between the Company and Buyer wherein 2,000,000 post 5:1 forward split shares of unissued common stock of Buyer will be exchanged with 2,000,000 post 1:6 reverse split shares of unissued common stock of Company. Such stock exchange shall take place after effectivity of the purchase by Buyer of the Shares from the Majority Shareholder group.

     2.4 First Payment. The Purchase Price shall be paid in 12 equal monthly installment payments of $18,750.00 ("Installment Payment"). The first payment of $18,750.00 shall be due on closing of this Agreement. Majority Shareholders Group will advise Buyer of wire transfer instructions.

     2.5 Delivery. At Closing, Seller shall deliver stock certificates representing the Shares free and clear from all claims and encumbrances, endorsed and accompanied by duly executed stock powers and with signatures guaranteed by a commercial bank, and shall deliver the said stock certificates to Buyer.

       3 (Exhibit 7.1)

     2.6 Promissory Note. At Closing, Buyer agrees to be bound on substantially the following terms and such other terms as shall be commercially reasonable: For value received, and intending to be legally bound hereby, Buyer promises to pay to the order to Seller, or Seller's successors or assigns, in lawful money of the United States of America, the balance in the sum of $206,250.00 ("Principal"), without interest, payable in Principal only, in eleven (11) consecutive installments beginning on April 30, 2002, and ending on February 28, 2003 (the "Maturity Date") unless this Agreement is properly terminated as provided herein. No interest or penalty shall apply to any proper termination of payments by Buyer pursuant to Section 2.7 hereunder.

     2.7 Default in Payment. The failure of Buyer to make any Installment Payment when due shall constitute a breach of this Agreement. Majority Shareholders Group shall provide Buyer with written notice of such breach (the "Notice"). In such event, the Agreement shall automatically terminate and the number of Shares owned by Buyer shall be automatically reduced to a number equal to the total Payment(s) received by Majority Shareholders Group from Buyer, divided by $ 0.0304465 price per Share. The unpaid shares shall be returned to the Majority Shareholders Group on a pro rata basis. Thereupon, the promissory note shall be canceled and this Agreement shall be null and void except that the warranties and representations set forth herein shall continue to apply with respect to the Shares purchased and paid for by Buyer. Moreover, in the event of default by Buyer, the certificate representing the 2,000,000 post 5:1 forward split shares of unissued common stock of Buyer shall be returned to Buyer by Company for cancellation by Buyer. Similarly, the certificate representing the 2,000,000 post 1:6 reverse split shares of unissued common stock of Company shall be returned to Company by Buyer for cancellation by Company.

     2.8 Due Diligence Audit. At any time, Buyer has the option of appointing an independent third party auditor to conduct a due diligence audit of COMPANY, or to conduct its own due diligence review of COMPANY. Buyer shall bear the cost of such due diligence audit or review. COMPANY agrees to fully cooperate in such due diligence audit or review.

       4 (Exhibit 7.1)

     2.9 No Dilution. No new stock, stock options or grants diluting the equity stake of Buyer in COMPANY will be issued without the written prior consent of Buyer.

     2.10 Preemptive Right. Seller will cause the Company to grant in its by-laws a preemptive right for shareholders to maintain their percentage equity interest in the Company by purchasing their pro rata share of any future securities issued by the Company on the same terms at which they are offered to other parties.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Seller and Company represent and warrant to Buyer as follows:

     3.1 Ownership of Stock. Seller is the lawful owner of the Shares, which shall be free and clear of all liens, encumbrances, restrictions and claims of every kind and character. The delivery to Buyer of Seller's Shares pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of any and all encumbrances.

     3.2 Authorization and Validity of Agreement. Seller has full power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. At Closing, Seller shall deliver a resolution by its Board of Directors approving and authorizing the execution of this Agreement, as well as any necessary consent by existing shareholders.

     3.3  Consents and Approvals; No Violations.   The execution and delivery
          of this Agreement by Seller and the consummation by Seller of the sale of such Seller shares as contemplated herein (a) will not violate the provisions of the Articles of Incorporation and By-laws of COMPANY, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which such Seller, the Company or any subsidiary is bound or by which any of their respective properties or assets are bound, (c) will not require any filing by any Seller with, or permit, consent or

       5  (Exhibit 7.1)

          approval of, or the giving of any notice to, any United States governmental or regulatory body, agency or authority on or prior to the Closing Date, and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of such Seller, the Company or any Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which Seller, the Company or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

     3.4  Organization.	COMPANY is a corporation duly incorporated, validly
          existing and, at the Closing, in good standing under the laws of the Tennessee, and has corporate power and authority to own and lease its properties and to carry on business as now being conducted.

     3.5 Capitalization. COMPANY shall have 10,062,234 common shares with $0.001 par value that are issued and outstanding. There are no outstanding options, warrants, rights, commitments or agreements of any kind relating to the issuance of any shares of common stock or other equity or convertible security of COMPANY to any person.

     3.6 Financial Statements. COMPANY has furnished to Buyer financial statements as of December 31, 2001. All of said financial statements, (i) are in accordance with COMPANY's books and records,
          (ii) present fairly and accurately, subject to year end audit adjustments with respect to the unaudited financial statements, the financial position of COMPANY as of dates, and its results of operations and changes in financial position for the respective periods indicated, (iii) with respect to the audited financial statements, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and
          (iv) consistent with prior business practice, contain, in the opinion of management of COMPANY, adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered and sold.

       6 (Exhibit 7.1)

     3.7 Changes in Financial Condition. From the date of the Financial Statements to the Closing Date, there has been no material adverse change in the properties, assets, liabilities, financial condition, business, operations, affairs or prospects of COMPANY from that set forth or reflected in the Financial Statements, other than changes in the ordinary course of business, none of which have been, either in any case or in the aggregate, materially adverse.

     3.8 Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute any default under, or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-Laws of COMPANY, or any material agreement or instrument to which COMPANY is a party or by which it is bound or is subject; (ii) nor will it give to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or business of COMPANY.

     3.9 Minutes Book. The records of meetings and other corporate actions of COMPANY (including any committees of the Board), which are contained in the Minute Books of COMPANY contain complete and accurate records of the matters reflected in such minutes.

     3.10 Litigation Claims. COMPANY is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against COMPANY or its business, at law or in equity, or before or any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of COMPANY or the ability of COMPANY to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

       7 (Exhibit 7.1)

     3.11 Taxes and Reports. Except as to taxes properly contested by COMPANY, at the Closing Date, COMPANY (i) will have filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date.

     3.12 Compliance with Laws and Regulations. COMPANY has complied with, and is not in violation of any federal, state, local or foreign statute, law, rule or regulation, violation of which could reasonably be expected to have a material adverse effect upon the conduct of COMPANY's businesses.

     3.13 Finders. COMPANY is not obligated, absolutely and contingently, to any person for financial advice, a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement.

     3.14 Nature of Representations. Seller and COMPANY have taken reasonable care to ensure that all disclosures and facts stated herein are true and accurate, and that there are no other material facts, the omission of which would make misleading any statement herein. Further, to the best of COMPANY's knowledge, no representation, warranty, or agreement made by COMPANY in this Agreement or any of the Schedules or any other Exhibits hereto and no statement made in the Schedules or any other Exhibits hereto, list, certificate or schedule or other instrument or disclosure furnished by them in connection with the transactions herein contemplated contain, or will contain, any untrue statement of a material fact necessary to make any statement, representation, warranty or agreement not misleading.

                                       ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to COMPANY as follows:

     4.1  Organization.	Buyer is a corporation duly incorporated, validly
          existing and, at the Closing, in good standing under the laws of Nevada and has corporate power and authority to own and lease its properties and to carry on business as now being conducted.

       8 (Exhibit 7.1)

     4.2 Authorization. Buyer has the power to enter into this Agreement, and this Agreement, when duly executed and delivered, will constitute the valid and binding obligation of Buyer. Other than approval by the Board of Directors, no proceedings are necessary to authorize this Agreement or the transactions completed hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At Closing, Buyer shall deliver a resolution by its Board of Directors approving and authorizing the execution by Buyer of this Agreement, as well as any necessary consent by existing shareholders.

     4.3 Effect of Agreement. The execution and delivery by Buyer of this Agreement and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute any default under, or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-Laws of Buyer, or any material agreement or instrument to which Buyer is a party or by which it is bound or is subject; (ii) nor will it give to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or business of Buyer.

     4.4 Litigation Claims. Buyer is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against Buyer or its business, at law or in equity, or before or any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of Buyer or the ability of Buyer to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     4.5 Compliance with Laws and Regulations. To the best of Buyer's knowledge, Buyer has complied with, and is not in violation of any federal, state, local or foreign statute, law, rule or regulation, violation of which could reasonably be expected to have a material adverse effect upon the conduct of Buyer's businesses.

       9 (Exhibit 7.1)

                                    ARTICLE V
                               CONDUCT OF BUSINESS

     COMPANY covenants that after the Closing:

     5.1 Ordinary Course of Business. The Company's business will be conducted only in the ordinary course.

     5.2 No Changes. No material change will be made in the Company's Certificate of Incorporation or By-Laws, except as may be first approved in writing by Buyer. No change will be made in the Company's authorized or issued shares without the prior written consent of Buyer.

     5.3 No Dividends. No dividend or other distribution or payment will be declared or made in respect to the Company's corporate shares except as may be approved in writing by Buyer.

     5.4 Compensation and Contracts. No increase will be made in the compensation payable or to become payable by the Company to any officer, nor will any bonus payment or arrangement or other benefit be paid by the Company to or with any officer other than as detailed in the COMPANY Business Plan unless first approved by the Board of Directors.

     5.5 Preservation. COMPANY will use its best efforts to preserve its business organization intact; to keep available to COMPANY the services of its present officers and employees; and to preserve for COMPANY the goodwill of its suppliers, customers, and others having business relations with it.

     5.6 Other. All debts will be paid as they become due, no contract right of the Company will be waived, no uninsured material physical damage or loss will occur to the assets or business of the Company, and no material obligation except current liabilities under contracts entered into in the ordinary course of business will be incurred, except as may be first approved in writing by the Board of Directors.

       10 (Exhibit 7.1)

     5.7 Directors. On or before March 15, 2001, the Board of Directors of COMPANY shall execute a board resolution fixing the number of directors to five (5). Buyer shall appoint 2 of the five board members, and the board of directors of COMPANY shall execute a board resolution filling the two of the board seats with Buyer's appointees after such board seats have become vacant because of the resignation of three board members. The fifth vacant board seat shall be filled by a person jointly appointed by Buyer and Seller. At all meetings of the Board of Directors, each director present shall have one vote. Action approved by a majority of the votes of the Directors present at any meeting of the Board at which a quorum is present shall be the act of the Board of Directors.

                                   Article VI
                              ACCESS TO INFORMATION

     6.1 Access to Information. COMPANY shall afford representatives of Buyer reasonable access to officers, personnel and professional representatives of COMPANY and to the financial, contractual and corporate records of COMPANY as shall be reasonably necessary for Buyer's investigations and appraisal of COMPANY.

     6.2 Effect of Investigations. Any such investigation by Buyer of COMPANY shall not affect any of the representations and warranties herein and shall not be conducted in such manner as to interfere unreasonably with the operation of the business of COMPANY.

                                  Article VII
                        CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the satisfaction, at and prior to the Closing Date, of the following conditions:

     7.1 Fulfillment of Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and COMPANY at or before the Closing Date shall have been duly complied with and performed.

       11 (Exhibit 7.1)

     7.2 Accuracy of Representations and Warranties: Other Documents. All of the representations and warranties made by Seller and COMPANY to this Agreement shall be true as of the Closing Date.

     7.3 No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon COMPANY, or any of the officers or directors thereof, because of the consummation of the transactions contemplated by this Agreement.

                                  Article VIII
                                     CLOSING

     8.1 Closing Date. The consummation of the exchange shall take place on March 27, 2002, at 1900 Avenue of the Stars, Suite 1635, Los Angeles, California 90067, or such other time or place as shall be mutually agreed upon by the parties to this Agreement.

     8.2 Actions to be Taken by Parties on the Closing Date. On the Closing Date, each party shall deliver to the other all documents or agreements provided herein to be delivered on the Closing Date.

     8.3 Other. Between the date hereof and the Closing Date, COMPANY will take no actions, other than in the ordinary course of its business and those reasonably required to consummate a closing, without the prior written consent of Buyer.

                                   Article IX
                         INDEMNIFICATION AND ARBITRATION

     9.1 Indemnification. For a period of one year after the last scheduled Installment Payment date in accordance with Section 2.4 herein, each of the parties agree to indemnify and hold harmless the other against any and all damages, claims, losses, expenses, obligations and liabilities (including reasonable attorney's fees) resulting from or related to any breach of, or failure by each of the parties to perform any of their representations, warranties, covenants, conditions or agreements in this Agreement or in any schedule, certificate, exhibit or other document furnished, or to be furnished under this Agreement. This indemnification agreement shall be in addition to any other remedy a party may have against the other party at law or in equity, including damages for breach of contract or otherwise.

       12 (Exhibit 7.1)

     9.2 Claims to Indemnification. Any claim for indemnification pursuant to this Agreement, unless otherwise received by means of direct negotiation among the parties upon reasonable oral notification by the party seeking indemnification to all other parties, shall be made in writing in respect to the nature and amount of the claim to the other.

     9.3 Arbitration. In the event of any differences, claims or disputed matters between the parties hereto arising out of this Agreement or connected herewith, the parties agree to submit such matters to arbitration by the American Arbitration Association or its successor in Los Angeles, California. Either party can invoke arbitration upon ten days' written notice to the other party. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor, and the pertinent provisions of the laws of the State of California, relating to arbitration. The decision of the arbitrator may be entered in a judgment in any court of the State of California or elsewhere. The arbitrator shall have no power to award consequential, exemplary or punitive damages.

                                 Article X
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     10.1 Covenants. All statements contained in the Schedules, any Exhibit or other instrument delivered by or on behalf of the parties hereto or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations made by or on behalf of the parties to this Agreement, and all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive for a period of one year after the last scheduled Installment Payment date in accordance with Section
          2.4 herein.

                                Article XI
                                  GENERAL

     11.1 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

       13 (Exhibit 7.1)

     11.2 Waiver. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

     11.3 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been received upon the earlier of personal delivery by courier, facsimile or other receipted delivery, or two business days after deposit in the United States mails by registered or certified mail, postage prepaid, return receipt requested, and addressed to the intended recipient as follows:

               If to Buyer
               To:     4201 Wilshire Blvd., Suite 525
                       Los Angeles, CA 90010

               If to Seller
               To:     Attention:  Mr. Dan Tennant
                       3485 Sacramento Drive, #F
                       San Luis Obispo, CA 93401

               If to COMPANY
               To:     Attention:  Mr. Dan Tennant
                       3485 Sacramento Drive, #F
                       San Luis Obispo, CA 93401

          Notice of change of address shall be given by written notice in the manner detailed in this subsection 11.3. Both parties shall maintain mailing addresses within the United States of America.

     11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

       14 (Exhibit 7.1)

     11.5 Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including reasonable attorney's fees, accounting fees, and other professional fees resulting therefrom.

     11.6 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

     11.7 Time of the Essence. The parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and non-curable (but waivable) default under this Agreement by the party so failing to perform.

     11.8 Construction. Headings at the beginning of each section and subsection are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections and subsections are to this Agreement. In the event the date on which any party is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding day.

       15 (Exhibit 7.1)

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

     11.10 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in 3/27/02.


BUYER:                                    SELLER:

/s/ Roy Rayo                              /s/ Dan Tennant
_________________________                 _________________________
Corporate Secretary				Authorized Representative of
Majority Shareholders

COMPANY:

/s/ Carol Slavin
_____________________
President

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